Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ServisFirst Bancshares, Inc. for the registration of an additional 1,450,000 shares of Common Stock pertaining to the (i) ServisFirst Bancshares, Inc.’s 2009 Stock Incentive Plan and (ii) ServisFirst Bancshares, Inc.’s Second Amended and Restated 2005 Stock Incentive Plan of our report dated March 8, 2010, with respect to the consolidated financial statements and schedules of ServisFirst Bancshares, Inc. and the effectiveness of internal control over financial reporting of ServisFirst Bancshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Birmingham, Alabama
November 8, 2010